Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations, Communications and Treasurer
(405) 225-4846

SONIC ANNOUNCES INCREASE TO SHARE REPURCHASE PROGRAM

OKLAHOMA CITY—(August 12, 2013)—Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors approved an increase to its stock repurchase program. The updated authorization allows for up to $40 million of common stock to be repurchased through August 31, 2014. Approximately $18.4 million was remaining under the stock repurchase program prior to the increase. Share repurchases may be made from time-to-time in the open market or in negotiated transactions depending on share price, market conditions and other factors.

“Our franchise business model continues to generate significant free cash flow1, and we believe the share repurchase program supports our objective to maximize shareholder value. Share repurchases have been and are expected to continue to be accretive to earnings in fiscal 2014,” said Clifford Hudson, Chairman, President and Chief Executive Officer.

“As we have over the years, going forward, Sonic will increase shareholder value using a multi-layered growth strategy, which incorporates sales growth, leverage from higher sales, use of cash, increasing franchising revenue and new drive-in development, to achieve double-digit earnings per share growth. Our strategic initiatives to sustain positive same-store sales, expand operating margins and spur new drive-in development, combined with the share repurchase program, provide the momentum needed to effect solid growth in our earnings in the near term and long term,” concluded Hudson.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately three million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than one million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America’s “#1 burger quick service restaurant” in the 2013 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit www.sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

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